Exhibit 5.1.2

June 25, 2015

National Fuel Gas Company

6363 Main Street

Williamsville, New York 14221

Re:	National Fuel Gas Company

Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as special New Jersey counsel to National Fuel Gas Company, a New Jersey corporation (the “Company”), in connection with the issuance and sale by the Company of $450,000,000 5.20% Notes due 2025 (“Notes”), covered by the Registration Statement on Form S-3 (No. 333-202877) (“Registration Statement”), including the prospectus constituting a part thereof, dated March 19, 2015, and the final prospectus supplement, dated June 22, 2015 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“1933 Act”). We have represented the Company in connection with certain transactions on matters relating to New Jersey corporate law, but do not generally represent the Company nor act as the Company’s regular outside counsel.

The Notes were issued under the Company’s Indenture, dated as of October 1, 1999, to The Bank of New York Mellon (formerly The Bank of New York), as Trustee, including the terms of the Notes set forth in, or determined in a manner provided in, a certificate dated June 25, 2015 delivered pursuant to Section 301 thereof (the “Indenture”). The Notes were sold by the Company pursuant to the Underwriting Agreement dated June 22, 2015 between the Company and the Underwriters named therein. For purposes of our opinions set forth herein, we have assumed, with your consent and without investigation, the correctness and accuracy of the opinions, dated this same date, of Jones Day.

In connection with rendering the opinions contained in this letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, agreements, certificates of public officials and other instruments and reviewed such questions of law as we have deemed necessary or appropriate for the purposes of the opinions contained in this letter, including the following documents:

(a)	the Registration Statement and Prospectus;

(b)	the Indenture and Notes;

National Fuel Gas Company

June 25, 2015

(c)	the certificate of the Secretary of the Company dated as of even date herewith (the “Secretary’s Certificate”;

(d)	the Restated Certificate of Incorporation of the Company dated September 21, 1998, as amended by that certain Certificate of Amendment dated March 14, 2005 (the “Charter”);

(e)	the Bylaws of the Company as restated on June 12, 2014 (the “Bylaws”); and

(f)	a certificate of good standing relating to the Company from the New Jersey State Treasurer dated June 24, 2015 (the “Good Standing Certificate”).

We have also examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination and subject to each of the qualifications referred to herein, we advise you that, in our opinion:

1.	The Company is a corporation duly incorporated and validly existing under the laws of the State of New Jersey.

2.	The Indenture pursuant to which the Notes are being issued has been duly authorized, executed and delivered by the Company.

3.	The Notes have been duly authorized, executed and delivered by the Company.

This opinion letter is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise recipients regarding, opinions of the kind rendered in this opinion letter. The opinions expressed herein are subject to the assumptions, exceptions, limitations, qualifications and comments set forth herein.

The opinions expressed herein relate only to laws that are specifically referred to in this letter and to which, in our experience, are normally applicable to transactions of the type contemplated by the Indenture and Notes. We have not undertaken any research for purposes of determining whether any parties to any agreement or any of the transactions that may occur in connection with the Indenture and Notes are subject to any law or other governmental requirement that is not generally applicable to transactions of the type provided for in the Indenture and Notes.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies (whether or not certified, and including facsimiles), and the authenticity of such latter documents. We have also assumed that the

National Fuel Gas Company

June 25, 2015

Indenture has been duly authorized, executed and delivered by the parties thereto and that the Indenture is the valid and legally binding obligation of the Trustee. Capitalized terms used but not defined in this letter have the meanings contained in the Prospectus.

In rendering the opinion set forth in Paragraph 1 above as to the good standing of the Company, we have relied exclusively on the Good Standing Certificate and our opinion in that Paragraph is given solely as of the date and time of such certificate.

In rendering the opinions set forth in Paragraphs 2 and 3 above as to the execution of the Indenture and the Notes by the Company, we have relied solely on the Secretary’s Certificate and certain other certificates delivered to us by officers of the Company. In rendering the opinion set forth in Paragraphs 2 and 3 above as to the delivery by the Company of the Indenture and the Notes, we have assumed with your permission that (a) the laws governing such delivery if other than New Jersey law are substantially similar to the laws of the State of New Jersey and (b) electronic transmission of the Indenture and the Notes has been authorized by the parties to the Indenture and the Notes for purposes of delivery.

We are members of the Bar of the State of New Jersey and we do not express any opinion herein governing any law other than the law of the State of New Jersey nor with respect to choice of laws. This letter speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this letter.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP